Exhibit 99.1

NextNRG Reports Q2 2025 Revenues Up 166% Year-Over-Year

Record-Breaking Growth Highlights Execution of Integrated Energy Infrastructure Strategy

Strong Operational Metrics Drive 189% Gross Profit Growth as Multi-Revenue Platform Scales

MIAMI, August 15, 2025 (GLOBE NEWSWIRE) — NextNRG, Inc. (NASDAQ: NXXT), a pioneer in AI-driven energy innovation—transforming how energy is produced, managed and delivered through its advanced Utility Operating System, smart microgrid technology, wireless EV charging and on-demand mobile fuel delivery solutions— today announced financial results for the second quarter ended June 30, 2025, and provided a strategic update on its technology roadmap and growth trajectory.

Selected Financial & Operational Highlights

Metric	Q2 2025 (unaudited)		Q2 2024 (unaudited)
Revenue	$19.7M		$7.4M
Gross Profit	$1.6M		$547K
Loss from Operations	$30.8M	[1]	$2.6M
Net Loss	$36.1M		$5.6M

“ We delivered another exceptional quarter with 166% revenue growth, demonstrating the power of our integrated energy platform and the strong market demand for our solutions,” said Michael D. Farkas, CEO of NextNRG. “With record-setting fuel volumes, expanding margins, and successful execution of our multi-state expansion strategy, our core operations continue to exceed expectations. At the same time, we are advancing the next phase of our integrated energy strategy, with smart microgrid deployments and wireless EV charging programs progressing toward commercial launch.”

This figure includes a non-cash stock-based compensation expense of approximately $25.5 million in connection with the implementation of its stock incentive plan for employees and consultants. Management expects this to represent the most material charge of its kind and does not anticipate future expenses of this magnitude.

For the quarter, NextNRG reported a net loss of $36.1 million, which included a $30.8 million operating loss. Of that, $25.5 million was a non-cash stock-based compensation expense tied to the launch of it’s incentive program for employees and consultants — designed to attract and retain the talent needed to execute on the Company’s long-term strategy. Excluding this charge, underlying performance shows continued improvement.

Q2 2025 Strategic and Operational Highlights

●	Strategic Partnership with Hudson Sustainable Group: Partnered with $13 billion renewable energy investor to accelerate U.S. energy infrastructure buildout, providing priority access to capital for NextNRG’s expanding national pipeline of solar, battery, microgrid, and wireless EV charging projects.

●	Oklahoma Market Expansion: Extended operations into seventh state with long-term agreement serving one of the nation’s largest in-house fleet operators, establishing foundation for broader growth across the state.

●	Enhanced Enterprise Partnerships: Extended fueling services to Sunbelt Rentals in Texas, developing custom fleet portal and expanding direct-to-asset fuel delivery capabilities across rental branches and job sites

Post-Q2 2025 Accomplishments

●	Strategic Financial Restructuring: Completed comprehensive financial restructuring reducing monthly cash burn by approximately $1 million through debt conversion and strategic refinancing, dramatically improving cash flow position.

●	Record Monthly Performance: Achieved seventh consecutive record month in July 2025 with preliminary revenue of $8.19 million, representing 236% year-over-year growth and the first time crossing $8 million in monthly revenue.

●	Strategic Advisory Board Formation: Appointed Gary M. Goldfarb, global logistics authority and Chairman of World Trade Center Miami, as Chairman of newly formed Strategic Advisory Board to guide commercial and industrial facility expansion.

Looking Ahead: Scaling the Energy Intelligence Grid

NextNRG is focused on expanding its integrated platform across three infrastructure-aligned revenue streams:

1.	Utility Operating System and Smart Microgrids: Deploying AI-driven grid management software and battery/solar microgrid systems through SaaS and power purchase agreements.

2.	Wireless EV Charging: Advancing from R&D to commercial pilots with industrial equipment operators, focusing on heavy machinery and fleet applications in logistics and construction sectors.

3.	Mobile Energy Logistics: Scaling across sectors with centralized scheduling and recurring site-level optimization.

About NextNRG, Inc.

NextNRG, Inc. (NextNRG) is Powering What’s Next by implementing artificial intelligence (AI) and machine learning (ML) into renewable energy, next-generation energy infrastructure, battery storage, wireless electric vehicle (EV) charging and on-demand mobile fuel delivery to create an integrated ecosystem.

At the core of NextNRG’s strategy is its Utility Operating System, which leverages AI and ML to help make existing utilities’ energy management as efficient as possible, and the deployment of NextNRG smart microgrids, which utilize AI-driven energy management alongside solar power and battery storage to enhance energy efficiency, reduce costs and improve grid resiliency. These microgrids are designed to serve commercial properties, schools, hospitals, nursing homes, parking garages, rural and tribal lands, recreational facilities and government properties, expanding energy accessibility while supporting decarbonization initiatives.

NextNRG continues to expand its growing fleet of fuel delivery trucks and national footprint, including the acquisition of Yoshi Mobility’s fuel division and Shell Oil’s trucks, further solidifying its position as a leader in the on-demand fueling industry. NextNRG is also integrating sustainable energy solutions into its mobile fueling operations. The company hopes to be an integral part of assisting its fleet customers in their transition to EV, supporting more efficient fuel delivery while advancing clean energy adoption. The transition process is expected to include the deployment of NextNRG’s innovative wireless EV charging solutions.

To find out more visit: www.nextnrg.com

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement describing NextNRG’s goals, expectations, financial or other projections, intentions, or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “expect,” “intends,” “will,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including, but not limited to, those related to NextNRG’s business and macroeconomic and geopolitical events. These and other risks are described in NextNRG’s filings with the Securities and Exchange Commission from time to time. NextNRG’s forward-looking statements involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although NextNRG’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by NextNRG. Except as required by law, NextNRG undertakes no obligation to update any forward-looking statements for any reason. As a result, you are cautioned not to rely on these forward-looking statements.

Investor Relations Contact

NextNRG, Inc.

Sharon Cohen